Exhibit 99.2

TERMINATION AGREEMENT

March 18, 2025

Each of the undersigned is a party to that certain Group Agreement, dated as of February 24, 2025 (the “Group Agreement”), with respect to Alto Ingredients, Inc. In accordance with Section 9 of the Group Agreement, each of the undersigned hereby agrees that the Group Agreement is hereby terminated effective immediately.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed as of the day and year first above written.

The Radoff Family Foundation

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

/s/ Bradley L. Radoff
Bradley L. Radoff

JEC II Associates, LLC

By:	/s/ Michael Torok
	Name:	Michael Torok
	Title:	Manager

/s/ Michael Torok
Michael Torok